Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-219440, 333-223678 and 333-237186) on Form S-8 and the registration statements (Nos. 333-265958, 333-265958-01, 333-265958-02, 333-265958-03, 333-265958-04 and 333-265958-05) on Form F-3 of our report, dated February 8, 2023, except for Note 2, Note 12 and Note 29, as to which the date is July 26, 2023, with respect to the consolidated financial statements of British American Tobacco p.l.c.

/s/ KPMG LLP
London, United Kingdom
July 26, 2023